                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             GREENMAN BROS. INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              GREENMAN BROS. INC.
                               105 PRICE PARKWAY
                          FARMINGDALE, NEW YORK 11735

     ---------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 11, 1995
     ---------------------------------------------------------------------

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of the Stockholders of Greenman Bros. Inc. (the "Company"), which will be held at Chemical Bank, 395 North Service Road, Melville, New York, Media Room, Lower Level, on Tuesday, July 11, 1995 at 3:00 p.m. local time for the following purposes:

     1. to elect three Class 1 directors, each to serve for a term of three years;

     2. to act upon a stockholder proposal;

     3. to transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on May 22, 1995 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the meeting or at any adjournment thereof.

                                          By Order of the Board of Directors,

                                          STANLEY GREENMAN
                                          Chairman of the Board

Farmingdale, New York
May 26, 1995

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

PLEASE NOTE: Directions to Chemical Bank in Melville, N.Y. can be found on the last page of the accompanying proxy statement.

                              GREENMAN BROS. INC.
                               105 PRICE PARKWAY
                          FARMINGDALE, NEW YORK 11735

                    ---------------------------------------
                                PROXY STATEMENT
                                 JULY 11, 1995
                    ---------------------------------------

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Greenman Bros. Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders of the Company which has been scheduled for Tuesday, July 11, 1995 and any adjournment or adjournments thereof. The shares represented by each properly executed proxy solicited by the Board of Directors and received by the Company will be voted as specified by the stockholder on the proxy. If no such specification is made, such shares will be voted (i) FOR the election, as directors of the Company, of the three nominees named below, (ii) AGAINST the stockholder proposal to restrict the Company from entering into future agreements with officers and directors providing for compensation upon a change of control of the Company without stockholder approval (the "Stockholder Proposal"), and (iii) in accordance with the judgment of the person or persons voting such proxies with respect to such other matters, if any, as may properly come before the meeting. Any such proxy may be revoked at any time before its exercise by giving written notice of revocation to the Secretary of the Company, by submitting a later-dated proxy or by voting in person at the meeting (after having notified the Secretary at any time prior to the voting of the proxy).

     This proxy statement and the accompanying form of proxy are being mailed to stockholders of the Company on or about May 26, 1995. The Annual Report of the Company for the fiscal year ended January 28, 1995 is being mailed to stockholders concurrently with this proxy statement.

     Following the original mailing of proxy soliciting material, executive and other employees of the Company may solicit proxies by mail, telephone, telegraph and personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries who are record holders of the Company's Common Stock to forward proxy soliciting material and annual reports to the beneficial owners of such stock, and the Company may reimburse such record holders for their reasonable expenses incurred in such forwardings. The cost of soliciting proxies in the enclosed form will be borne by the Company.

                RECORD DATE, VOTING RIGHTS AND VOTING PROCEDURES

     Only holders of the Company's Common Stock of record at the close of business on May 22, 1995 are entitled to receive notice of, and to vote at, the meeting. At the close of business on May 22, 1995, there were outstanding and entitled to vote 5,263,290 shares of Common Stock. Each holder of record of Common Stock on the record date will be entitled to one vote for each share registered in such stockholder's name on each of the matters to come before the meeting.

     The holders of the Company's Common Stock vote as a single class with regard to all matters to be voted upon at the Annual Meeting.

     Under the rules of the Securities and Exchange Commission, boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish either to vote "for", "against" or "abstain" on a proposal, or to withhold authority to vote for one or more of the Company's nominees for director. New York law and the Company's By-Laws require the presence of a quorum for the Annual Meeting, defined here as a majority of the shares of the Company's Common Stock issued and outstanding. Abstentions and votes withheld from director nominees will be counted in determining whether a quorum has been reached, as will broker non-votes, which are described below.

     Assuming a quorum is reached at the Annual Meeting, it is planned that stockholders will vote on the following matters: (1) the election of directors; and (2) the Stockholder Proposal.

     Pursuant to the Company's By-Laws, directors shall be elected by the affirmative vote of a majority of the votes present at the meeting, either in person or by proxy; this means that a vote withheld from a particular nominee or nominees will have the effect of a vote against such nominee. Approval of the Stockholder Proposal also requires the affirmative vote of a majority of the shares present, in person or by proxy, at the meeting.

     Abstentions are counted in determining the number of votes present at the meeting; therefore, abstentions will have the effect of a vote against a nominee and the Stockholder Proposal.

     Brokers holding shares in street name for beneficial owners must vote those shares according to specific instructions they receive from the owners. Under applicable rules, if specific instructions are not received, however, brokers have the authority to vote the shares in their discretion on certain "routine" matters. Absent specific instructions from the beneficial owners in the case of "non-routine" matters, the brokers may not vote the shares. The election of directors is considered a "routine" matter upon which brokers may vote, in their discretion, absent specific instructions from the beneficial owners of the shares. The vote on the Stockholder Proposal is considered a "non-routine" matter on which brokers may not vote in their discretion. Broker non-votes on this proposal will have the effect of a vote against the proposal.

     At the Annual Meeting, voting will be tabulated by inspectors of election appointed by the Chairman of the Company's Board of Directors.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

PRINCIPAL STOCKHOLDERS

     As of May 22, 1995, the following persons were known by the Company to own beneficially (as defined under applicable rules of the Securities and Exchange Commission) more than 5% of the Company's Common Stock:

                   NAME AND ADDRESS OF             AMOUNT AND NATURE OF       PERCENT
                     BENEFICIAL OWNER              BENEFICIAL OWNERSHIP       OF CLASS
        ------------------------------------------ --------------------       --------
        Ryback Management Corporation.............        426,900(1)          8.1%
        and/or Lindner Fund, Inc.
        7711 Carondelet Avenue
        Box 16900
        St. Louis, MO 63105

        Dimensional Fund Advisors.................        387,000(2)          7.4%
        1299 Ocean Avenue
        Suite 650
        Santa Monica, California 90401

        Phyllis Greenman Successor Trustee........        278,643             5.3%
        of the Bernard Greenman Marital
        Deduction Trust Under Agreement
        Dated March 22, 1991
        16915 River Birch Circle
        Delray Beach, Florida 33445

        Stanley Greenman..........................        352,522(3)          6.6%
        105 Price Parkway
        Farmingdale, New York 11735

        Stewart Katz..............................        344,107(4)          6.4%
        105 Price Parkway
        Farmingdale, New York 11735

- - ------------------------------------

1. Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 25, 1995. Such Schedule states that as of December 31, 1994, Ryback Management Corporation ("Ryback"), a registered investment advisor, had sole voting and investment power as to 426,900 shares of the Company's common stock, 325,300 shares (6.2%) of which are held by Lindner Fund, Inc., a registered investment company, for which Ryback serves as investment advisor.

2. Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 30, 1995. Such Schedule states that the beneficial owner has sole voting power as to 245,300 shares and sole investment power as to 387,000 shares. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 387,000 shares of Greenman Bros. Inc. stock as of May 22, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group

   Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

3. Includes 18,750 shares owned of record by Stanley Greenman as custodian for a minor child and 112,500 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days from May 22, 1995.

4. Includes 181,200 shares owned of record and beneficially by Stewart Katz's wife, 37,907 shares owned of record by Mr. Katz's wife as custodian for minor children and 112,500 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days from May 22, 1995.

MANAGEMENT

     As of May 22, 1995 each director and nominee for director of the Company, the Three Named Officers (as defined in "Executive Compensation" below) and the executive officers, nominees and directors of the Company as a group, beneficially owned (as defined under applicable rules of the Securities and Exchange Commission) shares of the Company's Common Stock as follows:

                                                  AMOUNT AND NATURE OF    PERCENT OF
                                                       BENEFICIAL        CLASS AS OF
                                                      OWNERSHIP(1)       MAY 22, 1995
                                                  --------------------   ------------
        Stanley Greenman.........................        352,522(2)           6.6%
        Stewart Katz.............................        344,107(3)           6.4%
        Lester Greenman..........................        182,500              3.5%
        William A. Johnson, Jr...................         22,250            *
        Robert Stokvis...........................         13,625            *
        Joshua Biblowitz.........................          7,500            *
        Barry W. Ridings.........................          3,500            *
        Joseph A. Madenberg......................          3,000            *
        Robin L. Farkas..........................          3,000            *
        Irwin Tantleff...........................            -0-            *
        All executive officers, nominees and
          directors, as a group (10 persons).....        932,004             16.9%

- - ------------------------------------

 * Less than 1%.

1. Includes shares issuable upon exercise of options currently exercisable or exercisable within 60 days from May 22, 1995 as follows: Stanley Greenman (112,500), Stewart Katz (112,500), Lester Greenman (2,500), William A. Johnson, Jr. (21,250), Robert Stokvis (3,625), Joshua Biblowitz (5,500), Barry W. Ridings (2,500), Joseph A. Madenberg (3,000), Robin L. Farkas (3,000).

2. Includes 18,750 shares owned of record by Stanley Greenman as custodian for a minor child.

3. Includes 181,200 shares owned of record and beneficially by Stewart Katz's wife and 37,907 shares owned of record by her as custodian for minor children.

     Except as noted in the footnotes to the two tables above, the Company believes the beneficial holders listed above have sole voting and investment power regarding the shares shown as being beneficially owned by them.

     Management controls, in the aggregate, approximately 12.6% of the outstanding Common Stock of the Company. Management intends to vote its Common Stock in favor of the three nominees for director set forth below.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent stockholders were complied with.

                             ELECTION OF DIRECTORS

     Pursuant to the Company's Certificate of Incorporation and By-Laws, the number of directors of the Company has been set at nine members, classified into three equal classes, which classes have staggered three year terms. The Board of Directors proposes the election, as Class 1 directors, of the three nominees listed below. Class 1 directors elected at the Annual Meeting will serve until the 1998 Annual Meeting, and until their successors have been elected and qualified. Mr. Joshua Biblowitz, a Class 1 director and a member of the Board of Directors since 1979, has decided not to run for re-election.

     Mr. Benjamin Zdatny, a Class 2 director, passed away in April, 1995. Mr. Zdatny had been a member of the Board of Directors since 1987. At this time, the Board has not appointed a replacement to fill this vacancy. After a replacement director is appointed by the Board pursuant to authority granted by the Company's By-Laws, such director will be voted upon by the Company's stockholders at the next Annual Meeting. The remaining Class 2 directors continue to serve until the 1996 meeting.

     The terms of office of the Class 3 directors continue until the 1997 meeting.

     Unless the stockholder specifies in the proxy that authority to vote is withheld or votes to oppose the nominees, proxies will be voted for all of the nominees named below. In the event any nominee is unable to or declines to serve as director at the time of the Annual Meeting, proxies that do not withhold authority to vote for all nominees may be voted for any substitute nominee selected by the Board of Directors. The Board has no reason to believe, at this time, that any of the persons named will be unable or unwilling to serve if elected.

          THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION
                         OF THE NOMINEES LISTED BELOW.

     The following table sets forth information about the nominees for election as directors and about the directors who will continue in office, including their principal occupations. Information relating to the number of shares of the Company's Common Stock beneficially owned by each current director and nominee, and by all current directors, nominees and executive officers of the Company as a group, is set forth above under "Security Ownership of Management and Certain Beneficial Owners."

                            NOMINEES FOR ELECTION AS
                 CLASS 1 DIRECTORS TO SERVE UNTIL 1998 MEETING

LESTER GREENMAN(1)                                           DIRECTOR SINCE 1994

     Mr. Greenman, age 40, has been a Vice President of Sony Electronic Publishing Company ("SEPC") since 1994; from 1991-1994, he was Vice President of Legal and Business Affairs for SEPC; he was an Assistant United States Attorney in the Southern District of New York from 1990 to 1991, and an associate at the law firm of Gibson, Dunn & Crutcher from 1987 to 1990.

BARRY W. RIDINGS                                             DIRECTOR SINCE 1994

     Mr. Ridings, age 42, has been a Managing Director of Alex. Brown & Sons Incorporated (investment banking and securities brokerage firm) since 1990; he was a Managing Director at Drexel Burnham Lambert from 1986 to 1990. Mr. Ridings is also a member of the boards of directors of Leaseway Transportation, Norex-America, Rax Restaurants, Inc., Sub-Micron Systems, Transcor Waste Services Corp., Tiger Direct, Inc. and Trinity Six Inc.

IRWIN TANTLEFF

     Mr. Tantleff, age 60, has been a Managing Partner of Four T Associates (real estate and financial management) since 1986 and has been adjunct Professor of Management at New York University, Stern School of Business, since 1992; from 1986 to 1989 he was Corporate Senior Vice President and director of First National Supermarkets, Inc., d/b/a Finast/Edwards, and, he was the Founder and, from 1965 to 1986 CEO, of IJT Limited, d/b/a Foodtown Supermarkets.

                 DIRECTORS CONTINUING TO SERVE UNEXPIRED TERMS

                 CLASS 2 DIRECTORS TO SERVE UNTIL 1996 MEETING

ROBIN FARKAS                                                 DIRECTOR SINCE 1993

     Mr. Farkas, age 61, is currently a private investor; from March 1994 to March 1995, Mr. Farkas was a director of the Dormitory Authority of the State of New York; from 1984 to 1992, he was Chairman of the Board, Chief Executive Officer of Alexanders, Inc. (mass merchandise retail chain). Mr. Farkas is also a member of the boards of directors of Insignia Financial Group, Inc. and Refac Technology Corp.

STEWART KATZ(1)                                              DIRECTOR SINCE 1973

     Mr. Katz, age 54, has been the President, Chief Operating Officer and Assistant Secretary of the Company since 1977. Mr. Katz has been an employee of the Company since 1970.

                 CLASS 3 DIRECTORS TO SERVE UNTIL 1997 MEETING

STANLEY GREENMAN(1)                                          DIRECTOR SINCE 1976

     Mr. Greenman, age 46, has been the Chairman of the Board, Chief Executive Officer and Treasurer of the Company since 1990. Mr. Greenman has been an employee of the Company since 1969.

JOSEPH MADENBERG                                             DIRECTOR SINCE 1993

     Mr. Madenberg, age 58, has been the President of Joseph A. Madenberg, Inc. (retail management consulting firm) since 1968; prior thereto, he was a Professor of Business Administration at Suffolk County Community College until his retirement in December 1992.

ROBERT STOKVIS                                               DIRECTOR SINCE 1991

     Mr. Stokvis, age 47, has been the President of Stokvis Enterprises, Inc., (distributor of materials handling equipment) for more than the past five years.
- - ------------------------------------
(1) Stanley Greenman and Lester Greenman are brothers. Stewart Katz is the brother-in-law of Stanley Greenman and Lester Greenman.

(2) Alexanders, Inc. filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code on May 15, 1992 and emerged from bankruptcy and reorganized on October 4, 1993.

       BOARD OF DIRECTORS COMMITTEES, MEETINGS AND DIRECTOR COMPENSATION

     EXECUTIVE COMMITTEE: The Executive Committee is currently comprised of Stanley Greenman, Stewart Katz and Joseph Madenberg. Mr. Madenberg was appointed to the Executive Committee by the Board of Directors to replace Stanley Strocker, who resigned his position as director in July, 1994. The Executive Committee meets between Board meetings when necessary and has the authority to act, within limits set by the Board of Directors, on behalf of the entire Board of Directors in connection with substantially all operating matters. Due to the flexible meeting schedule of the Executive Committee, records of attendance were not maintained during the fiscal year ended January 28, 1995, however, the Committee held approximately 4 meetings during such period.

     AUDIT COMMITTEE: The Audit Committee is currently comprised of Joshua Biblowitz, Stewart Katz and Barry Ridings. Mr. Ridings was appointed to the Audit Committee by the Board of Directors to replace Stanley Strocker, who resigned his position as director in July, 1994. The primary function of the Audit Committee is to recommend independent accountants, review the overall scope of any audits made by the independent accountants and communicate to the Board the Committee's findings as to any material weakness in the Company's internal or external financial controls. The Audit Committee held 4 meetings during the fiscal year ended January 28, 1995.

     COMPENSATION AND STOCK OPTION COMMITTEE: During fiscal 1995, the Board of Directors decided to merge the existing Compensation Committee and Stock Option Committee. The Compensation and Stock Option Committee is currently comprised of Robin Farkas and Robert Stokvis. Benjamin Zdatny, the third member of the Committee, passed away in April, 1995. At this time, a new Committee member has not been appointed to fill the vacancy. No options have been granted by the Compensation and Stock Option Committee since Mr. Zdatny's death. The primary function of the Compensation and Stock Option Committee is to review and approve the compensation of certain officers of the Company, and to review and approve the granting of stock options to officers and other key members of management. The Compensation and Stock Option Committee held 3 meetings during the fiscal year ended January 28, 1995.

     STRATEGIC PLANNING COMMITTEE: The Strategic Planning Committee is currently comprised of Robin Farkas, Joseph Madenberg, Robert Stokvis, Stanley Greenman and Stewart Katz. This Committee has the responsibility for developing short and long-term strategies for the Company's business and reviewing, from time to time, the Company's progress in implementing such strategies. The majority of the members of the Committee are directors who are not employees of the Company. The Strategic Planning Committee held 5 meetings during the year ended January 28, 1995.

     The Company does not have a standing nominating committee or a committee performing similar functions.

     During the fiscal year ended January 28, 1995, the Board of Directors held 5 meetings. Directors as a whole attended approximately 91% of the aggregate of all Board and Committee meetings (with respect to Committees of which they were members, excluding the Executive Committee, for which no attendance records were maintained). Mr. Farkas attended less than 75% of the combined Board and Committee meetings (with respect to Committees of which he is a member).

DIRECTOR COMPENSATION

     Directors who are not employees of the Company receive a fee of $2,000 for each Board meeting they attend. Additionally, directors who are not employees of the Company receive a fee of $1,000 for attendance at committee meetings which are held on a date other than the date of a scheduled Board of Directors Meeting.

     Under the Company's Outside Directors' 1994 Stock Option Plan, directors who are not employees of the Company are issued an option to purchase 5,000 shares of Common Stock of the Company upon initial election to the Board of Directors. Each year thereafter, on April 26th, non-employee directors are automatically issued an option to purchase 1,000 shares of Common Stock of the Company. The options granted under such plan have a term of 5 years and become exercisable as to 50% of the shares on the first anniversary of the date of the grant and as to the remaining 50% of the shares on the second anniversary of the date of grant.

     Mr. Bernard Greenman, a founder and former Chairman of the Board, passed away in April, 1994. Pursuant to a consulting agreement, dated January 31, 1990, by and between the Company and Bernard Greenman, Mr. Greenman was to have served as a consultant to the Company from February 1, 1990 until January 31, 1995 (the "Consulting Period"), at the annual rate of $75,000. Under the terms of the agreement, as a result of Mr. Greenman's death during the Consulting Period, the Company is obligated to pay his estate (i) the balance of the consulting fee for the remainder of the fiscal year in which Mr. Greenman died and (ii) the consulting fee for the Company's next succeeding full fiscal year. In addition, pursuant to the agreement, the Company is required to provide coverage or reimbursement for all medical and dental expenses incurred by Phyllis Greenman, Mr. Greenman's wife during each of their lives, regardless of Mr. Greenman's employment status with the Company.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are Stanley Greenman and Stewart Katz, for whom certain background information is set forth above under "Election of Directors," and William A. Johnson, Jr.

     Mr. Johnson, age 41, has held the position of Corporate Vice President and Chief Financial Officer since May 16, 1989. Mr. Johnson worked for the Company as Vice President/Corporate Controller from May 1988 to May 1989 and as Director of Internal Audit from July 1987 to May 1988.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation for services, in all capacities for the fiscal years ended January 28, 1995 ("fiscal
1995), January 29, 1994 ("fiscal 1994"), January 30, 1993 ("fiscal 1993"), of those persons who were, at the end of fiscal 1995, the Chief Executive Officer and the most highly compensated executive officers of the Company (collectively, the "Three Named Officers").

                                                                              LONG TERM COMPENSATION
                                                                             ------------------------
                                              ANNUAL COMPENSATION              AWARDS
                                       ----------------------------------    ----------
    NAME AND PRINCIPAL                                       OTHER ANNUAL    RESTRICTED     PAYOUTS                 ALL OTHER
       COMPENSATION          FISCAL                          COMPENSATION      STOCK       ----------                 LTIP
         POSITION             YEAR      SALARY      BONUS        (1)           AWARDS      OPTIONS(#)    PAYOUTS       (2)
- - ---------------------------  ------    --------     -----    ------------    ----------    ----------    -------    ---------
Stanley Greenman...........   1995     $263,500     None          --            None         30,000        None      $552.15
Chairman of the Board,        1994     $275,000     None          --            None           None        None      $613.35
Chief Executive Officer       1993     $275,000     None          --            None         56,250        None      $359.63
and Treasurer
Stewart Katz...............   1995     $241,000     None          --            None         30,000        None      $738.48
President,                    1994     $250,000     None          --            None           None        None      $995.50
Chief Operating Officer       1993     $250,000     None          --            None         56,250        None      $736.30
and Assistant Secretary
William A. Johnson, Jr. ...   1995     $160,000(3)  None          --            None           None        None      $638.96
Vice President -- Chief       1994     $157,000     None          --            None          7,500        None      $685.37
Financial Officer and         1993     $157,000     None          --            None            500        None      $642.51
Secretary

- - ------------------------------------
(1) The Company has concluded that the aggregate amount of perquisites and other personal benefits paid to each of the Three Named Officers for fiscal 1995 did not exceed the lesser of 10% of such officer's total annual salary and bonus for each of fiscal 1995, 1994 and 1993 or $50,000; such amounts are, therefore, not reflected in the table.

(2) For fiscal 1995, 1994 and 1993, represents for each of the Three Named Officers the amount contributed as matching contributions by the Company under the Company's 401(K) Plan.

(3) Includes a retroactive annual increase of $5,000 from fiscal 1994 paid to Mr. Johnson in fiscal 1995.

OPTIONS GRANTS TABLE FOR FISCAL 1995

     The following table sets forth information concerning stock options grants made during fiscal 1995 to the Three Named Officers. These grants are also reflected in the Summary Compensation Table. In accordance with SEC rules, a repricing of outstanding options is treated as a new grant. Also in accordance with the SEC rules, the hypothetical gains or "option spreads" for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of growth are prescribed by the SEC and are for illustrative purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance. The Company has not granted any stock appreciation rights.

                                                                                            POTENTIAL REALIZABLE VALUE OF
                                                                                               ASSUMED ANNUAL RATES OF
                                                  INDIVIDUAL GRANTS                           STOCK PRICE APPRECIATION
                                -----------------------------------------------------              FOR OPTION TERM
                                              % OF TOTAL                                -------------------------------------
                                               OPTIONS
                                SECURITIES    GRANTED TO                                       5%                  10%
                                UNDERLYING   EMPLOYEES IN     EXERCISE                  -----------------   -----------------
                                 OPTIONS     FISCAL YEAR       PRICE       EXPIRATION   STOCK   POTENTIAL   STOCK   POTENTIAL
        POTENTIAL NAME          GRANTED(#)     1995(1)      ($/SHARE)(2)    DATE(3)     PRICE     VALUE     PRICE     VALUE
- - ------------------------------  ----------   ------------   ------------   ----------   -----   ---------   -----   ---------
Stanley Greenman..............    30,000         31.8%         $ 5.50       12/20/99    $7.02    $45,600    $8.86   $100,800
Stewart Katz..................    30,000         31.8%         $ 5.50       12/20/99    $7.02    $45,600    $8.86   $100,800
William A. Johnson, Jr........      None           --              --             --      --          --      --          --

- - ------------------------------------
(1) During fiscal 1995, the expiration date of options to purchase a total of 12,500 shares held by 2 employees was extended and the exercise price of such options was increased and options to purchase 81,750 shares were granted to 17 employees.

(2) The exercise price of the options granted was equal to the fair market value of the underlying stock on the date of grant.

(3) Grants become exercisable in equal installments on the first four anniversaries of the date of grant. Vesting may be accelerated upon the occurrence of certain events. See "Executive Compensation -- Employment Agreements."

AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND FISCAL YEAR-END OPTION VALUE
TABLE

     The following table provides information concerning all exercises of stock options during fiscal 1995 by the Three Named Officers and the fiscal year-end value of unexercised options on an aggregated basis. The Company has not granted any stock appreciation rights.

                                                              NUMBER OF SECURITIES                VALUE OF
                                                             UNDERLYING UNEXERCISED       UNEXERCISED IN-THE-MONEY
                                                              OPTIONS AT 1/28/95(#)       OPTIONS AT 1/28/95($)(1)
                           SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
          NAME             ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - -------------------------  ---------------   -----------   -----------   -------------   -----------   -------------
Stanley Greenman.........        None            N/A         112,500         30,000        $14,062          $ 0
Stewart Katz.............        None            N/A         112,500         30,000        $14,062          $ 0
William A. Johnson,
  Jr.....................        None            N/A          21,250          3,750        $ 8,781          $ 0

- - ------------------------------------
(1) Options are "in-the-money" if, on January 28, 1995, the market price of the Common Stock ($4.5625) exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the Common Stock covered by the options on January 28, 1995 and the aggregate exercise price of such options.

EMPLOYMENT AGREEMENTS

     As of February 1, 1995, the Company entered into new employment agreements with Stanley Greenman and Stewart Katz (collectively, the "Employment Agreements") to replace the employment agreements with each of Messrs. Greenman and Katz, which expired on January 31, 1995 (the "Old Employment Agreements"). During fiscal years 1993, 1994 and 1995, the employment of Mr. Greenman and Mr. Katz was governed by their respective Old Employment Agreements. Under the Old Employment Agreements, Mr. Greenman's and Mr. Katz's base salaries during fiscal 1995 were $275,000 and $250,000, respectively, in each case subject to increases determined by the Compensation and Stock Option Committee and approved by the Board of Directors.

     Each of the Employment Agreements provides for employment until January 31, 1998 and annual base salaries for Messrs. Greenman and Katz equal to the amounts paid during fiscal 1995 under the Old Employment Agreements, in each case subject to increases determined by the Compensation and Stock Option Committee and approved by the Board of Directors. In addition, each of the Employment Agreements, and a separate agreement for the benefit of Mr. Johnson, provides that in the event of a Change in Control of the Company (as defined in such agreements) which results in an actual or constructive termination of employment (as defined in such agreements), each of the Three Named Officers is entitled to receive severance pay equal to the difference between 299% of his respective average annual compensation for the prior five calendar years and the present value of all other payments received by him which would be considered as contingent on a change in control. Exercisability of certain stock options held by the Three Named Officers would also be accelerated by actual or constructive termination or hostile takeover events and the value of such accelerated options would be included in the aforementioned calculation.

     In addition, the Employment Agreements provide for the payment of a performance bonus to each of Mr. Greenman and Mr. Katz (each an "Executive"), for each of the three fiscal years ended February 3, 1996 ("Year 1"), February 1, 1997 ("Year 2"), and January 31, 1998 ("Year 3"), based upon the net pre-tax profits or losses of the Company during each such year. The level of the performance bonus for each year can range from zero to 30% of such Executive's base salary for the applicable year. If the maximum performance bonus is not payable for all of Years 1, 2 and 3, each Executive will be paid an additional bonus if a certain aggregate profit level is reached during Years 1, 2 and 3; provided, however, that the aggregate performance bonus paid to each Executive cannot exceed 30% of the sum of such Executive's salary during Years 1, 2 and 3. In addition, the maximum amount of the aggregate performance bonus paid to the Executives shall not exceed 10% of the Company's profits (as defined in the Employment Agreements) for Year 3.

     The Employment Agreements also provide that each Executive will be granted stock options pursuant to the Company's 1994 Stock Incentive Plan based upon the level of net pre-tax profits or losses of the Company achieved in Year 1 and Year 2. The option grant for each year can range from no options to a maximum of 30,000 options. In addition, if the maximum option grant is not awarded for both Year 1 and Year 2, each Executive will be awarded additional options if a certain aggregate profit level is reached during Year 1 and Year 2; provided, however, that in no event will any Executive be granted more than an aggregate of 60,000 options for Year 1 and Year 2.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report was prepared by the Compensation and Stock Option Committee of the Board of Directors (the "Committee") which is presently composed of independent directors who are not employees of the Company. The Committee determines the compensation for the two most senior executive officers (Mr. Stanley Greenman and Mr. Stewart Katz) and approves the policies and parameters applicable to such compensation. The current members of the Committee, Robert Stokvis and Robin Farkas, served thereon, throughout fiscal 1995. Benjamin Zdatny also served on the Committee throughout fiscal 1995 and until his death in April 1995.

     Compensation Principles. In determining the amount and composition of executive compensation, the Committee is guided by the following objectives: 1) to ensure that salaries and benefits are at levels which enable the Company to attract and retain high-quality employees necessary to the success of the Company; 2) to provide rewards through bonus and other incentive plans which are closely linked to Company performance; and (3) to provide stock-based long term incentives that link the compensation of executives to stock appreciation. In order to implement these objectives, the Company has established both short-term and long-term components of executive compensation.

     The Salary Component. Messrs. Greenman and Katz have each entered into an employment agreement with the Company, which provides for his employment until January 28, 1995. Each of the contracts provides for a stated annual salary for the term of the agreement, subject to increases determined by the Committee and approved by the Board of Directors. See "Executive Compensation -- Employment Agreements" for a discussion of the employment agreements.

     In considering whether to recommend salary increases for each of the Three Named Officers, the following qualitative and quantitative factors are considered, by the Committee, in the case of Messrs. Greenman and Katz, and by management of the Company, in the case of Mr. Johnson: job level and responsibility; recent corporate performance, including results of operations; success in implementing corporate strategy and long-term goals; and development of future strategies. Mr. Johnson received a retroactive salary increase for fiscal 1994, which was paid to him in fiscal 1995.

     The Salary Reduction Plan. Effective April 1994, the Three Named Officers along with certain other senior level executives of the Company accepted pay cuts of 5%. These cuts were made in recognition of the earnings pressures that the Company is experiencing as it attempts to restructure itself.

     The Bonus Component.

     The Short Term Executive Incentive Bonus Plan. The Company adopted a Short Term Executive Incentive Bonus Plan ("EIBP") for fiscal 1995, which made cash bonuses available, expressed as a percentage of salary, to the Three Named Officers and certain divisional personnel as described below. The purpose of the EIBP is to create incentives for increasing Company profits and to establish a direct link between the compensation of the Three Named Officers and the performance of the Company. The individual bonus awards under the EIBP are earned if certain pre-tax profit level goals, approved in advance by the Board of Directors, are reached. For fiscal 1995, no bonus payments were made to the Three Named Officers under the EIBP.

     The EIBP also provides for bonuses to divisional personnel for achieving profit goals within their respective divisions. Since profit goals were not achieved within the respective divisions, no bonuses were paid to eligible divisional personnel.

     The Long Term Incentive Plan. The Company also adopted a Long Term Incentive Plan (the "LTIP") for fiscal 1995. Vice Presidents and more senior executives are entitled to benefits under the LTIP. The purpose of the LTIP is to promote a longer term perspective in managing the Company and to focus management on the significance of obtaining an adequate return on net assets ("RONA") employed by their divisions. The LTIP provides for the payment of cash bonuses to eligible executives, expressed as a percentage of such executive's base salary as of May 1 of the year prior to the year in which the LTIP bonus is to be paid. In fiscal 1995 and thereafter, specified RONA goals will be compared to a running three year average.

     For all of the executives eligible to participate in the EIBP and the LTIP, including those at the divisional level, the bonus pool is limited to an aggregate of 10% of the annual pre-tax profits of the Company and its subsidiaries taken as a whole.

     For fiscal 1995, no bonuses were paid to executives eligible to participate in the LTIP.

     Stock Option Program. Stock option grants have been an integral part of the Company's long-term executive compensation strategy; they are used as a means of aligning the long-term interests of the Company's executives with those of its stockholders.

     In determining an appropriate stock option grant, the Committee considers the executive's position and responsibility, the executive's contribution toward the Company's performance and the executives's expected contribution toward meeting the Company's long-term strategic goals. Any value received by the executive from an option grant depends completely upon the increase in the price of the Company's stock. Consequently, the value of the compensation is directly aligned with increased stockholder value.

     The Company's 1994 Stock Incentive Plan (the "1994 Plan") provides for the issuance of incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, unrestricted stock and performance shares to such officers and other employees of the Company and its subsidiaries (including employees who are directors), and to such consultants to the Company as the Committee shall, in its discretion, select. The option exercise price will be established by the Committee, provided that the option exercise price will be no less than 75% of the closing price of Common Stock on the date of grant or, in the case of incentive stock options, 100% of such closing price. Each stock option granted under the 1994 Plan will be exercisable during the period fixed by the Committee; however, options will generally not be exercisable less than one year after the date of grant and no incentive stock option may be exercised more than ten years after the date of grant. Unless the Committee expressly provides otherwise, an option will become exercisable as to 25% of the shares subject thereto on each of the first through four anniversaries of the date of grant. Such vesting schedule may be accelerated in the event of a "Change in Control" as defined in the 1994 Plan.

     Options to purchase shares were granted to Stanley Greenman and Stewart Katz during fiscal 1995. No options previously granted were exercised by any of the Three Named Officers. See "Options Grants Table for Fiscal 1995." During fiscal 1995, certain options held by Mr. Johnson, which were granted to him on April 10, 1989 for 5,000 shares, expired.

     Chief Executive Officers' Compensation. As described above, Stanley Greenman has entered into an employment agreement with the Company that expires on January 31, 1998. Mr. Greenman's contract provides for a stated annual salary, subject to increases determined by the Committee and approved by the Board of Directors. In determining Mr. Greenman's salary for fiscal 1995, the Company considered the qualitative and quantitative factors described above in the section entitled the "The Salary Component" as well as the fact that Mr. Greenman had received only one salary increase since 1989. Further, for fiscal 1995, Mr. Greenman accepted a voluntary pay cut of 5% as of April 1994. See "The Salary Reduction Plan." In fiscal 1995, Mr. Greenman was granted a Non-Qualified Stock Option for 30,000 shares of the Common Stock of the Company. See "Options Grants Table for Fiscal 1995." Based on the reported fiscal 1995 profits of the Company, Mr. Greenman did not receive a cash bonus under the EIBP or the LTIP. See "The Bonus Component" above.

Members of the Compensation and Stock Option Committee during Fiscal 1995:

     ROBIN FARKAS               ROBERT STOKVIS              BENJAMIN ZDATNY

PERFORMANCE GRAPH

     The line graph below compares the cumulative total stockholder return on the Company's Common Stock over a 5-year period with the return (i) on the American Stock Exchange Market Value Index ("AMEX Index") (ii) a group of issuers currently with market capitalizations similar to that of the Company ("1995 Market Cap Group")* and (iii) a group of issuers which had market capitalizations similar to that of the Company at the time of the preparation of the Company's 1994 Proxy Statement ("1994 Market Cap Group)**, with whose results the Company's results were compared in its 1994 Proxy Statement. The Company chose to use a peer group made up of similarly capitalized companies based on its belief that, because of the diverse nature of the businesses conducted by the Company, it could not reasonably identify a peer group. The Company has determined that it is appropriate to create the 1995 Market Cap Group and to substitute it for the 1994 Market Cap Group because the companies which make up the 1994 Market Cap Group no longer have market capitalizations similar to that of the Company. In order to provide the stockholders with a basis against which to evaluate the Company's results consistent with that contained in the 1994 Proxy Statement, the graph below contains a comparison of the Company's stockholders return with, among other groups, that of the 1994 Market Cap Group.

     In accordance with the SEC rules, the measurements are indexed to a value of $100 at January 1990 and assume that all dividends were reinvested.

      Measurement Period           GREENMAN       1994 MARKET     1995 MARKET
    (Fiscal Year Covered)         BROS. INC.       CAP GROUP       CAP GROUP      AMEX INDEX
          1/90                      100              100             100             100
          1/91                       79               74              88              91
          1/92                      111               85             115             118
          1/93                       95               75              90             117
          1/94                      150               84             124             139
          1/95                       97               79             101             124

- - ------------------------------------
 * The 1995 Market Cap Group is comprised on the following currently similarly capitalized issuers, as adjusted for relative market capitalization: Datum Inc.; SBM Industries, Inc.; Zygo Corp.; TII Industries, Inc.; Elsinore Corp.; MSR Exploration Ltd.; Stifel Financial Corp.; Caretenders Healthcorp; Nycor Inc.; and LDI Corp.

** The 1994 Market Cap Group is comprised of the following issuers, which had capitalizations similar to that of the Company, as adjusted for relative market capitalization: The Coast Distribution System; PLM International; TIS Mortgage Investment Co.; Howell Industries Inc.; Storage Properties; RB&W Corp.; SI Industries, Inc.; Specialty Chemical Resources Inc.; Stage II Apparel Corporation and Odetrics Inc.

                              STOCKHOLDER PROPOSAL

     William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, who is the beneficial owner of 1,500 shares of common stock of the Company, has requested that the following proposal be considered at this year's Annual Meeting:

     "RESOLVED: That the stockholders recommend that the Board of Directors adopt a policy against entering into future agreements with officers and directors of this corporation which provide compensation contingent on a change of control of the corporation, unless such compensation agreements are submitted to a vote of the stockholders and approved by a majority of shares present and voting on the issue."

STOCKHOLDER'S SUPPORTING STATEMENT

     "Lucrative severance contracts awarded to senior corporate executives which provide compensation contingent on a change of control, usually through a merger or acquisition of the corporation, are known as 'golden parachutes.' These contracts are awarded without stockholder approval.

     The practice of providing these large cash awards to a small group of senior corporate managers without stockholder approval has been a subject of public outcry. In 1988, the U.S. Senate in emphasizing the potential conflict of interest between management and stockholders created by these agreements voted ninety eight to one to require stockholder approval of golden parachutes which exceed three times annual compensation.

     Although final action was not taken, it is clear to me that the overwhelming vote in favor of the measure reflects public sentiment against golden parachutes. A stockholder vote would allow the corporation's owners to decide for themselves whether golden parachutes are in their best interests.

     As a founding member of the Investors Rights Association of America, it is clear to me that requiring a stockholder vote is necessary to address the conflicts of interest between management and stockholders that arise in the awarding of golden parachutes.

     I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."

     Adoption of this Stockholder Proposal requires the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS.

     The Board of Directors believes that the change in control agreements in place (which are described on page 11 of this Proxy Statement) provide a reasonable contingent benefit which serves the best interest of stockholders. These agreements, which have no current cost to the Company or the stockholders, are designed to ensure that management (i) assesses a takeover bid objectively, and (ii) advises the Board as to whether the bid is in the best interest of the Company and its stockholders, without undue concern for personal financial loss or other personal uncertainties. Therefore, the agreements are intended to minimize, rather than create a conflict of interest for executives in the event of a tender offer or other takeover bid. It is important to note that under the agreements, no benefit is paid unless (1) a change in control occurs and (2) thereafter, the executive is discharged from employment or is otherwise adversely affected by the change in control (as described on page 11 of this Proxy Statement). Thus, it is the potential acquirer -- and not the executive -- who controls whether the termination benefits will be owed.

     It is widely accepted that appropriate financial protection against loss of employment and benefits following a change in control can help attract and retain high quality management. The Board believes that requiring stockholder approval of these agreements may weaken the Board's flexibility to act promptly, decisively and with a competitive edge with respect to attracting and retaining seasoned executives, thereby potentially depriving the Corporation and the stockholders of the strength and leadership necessary to strive for long term maximization of stockholder value. In addition, these agreements are common and exist at many, if not a majority, of U.S. publicly held corporations.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Janover, Rubinroit & Co. (or its predecessor firm, Kalish, Rubinroit & Co.), independent certified public accountants, has audited the Company's financial statements for the fiscal year ended January 28, 1995 and for more than five years prior thereto. The Board of Directors has appointed this firm independent accountants for the Company for the fiscal year ending February 3, 1996.

     A representative of Janover, Rubinroit & Co. is expected to be present at the meeting and available to respond to appropriate questions, and he will have the opportunity to make a statement if he desires to do so.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for the 1996 Annual Meeting of Stockholders must be received at the principal executive offices of the Company, 105 Price Parkway, Farmingdale, New York 11735, not later than January 26, 1996 for inclusion in the 1996 proxy statement and form of proxy.

                                 OTHER MATTERS

     Other than the matters specified above, the Company is unaware of any matter that will be brought before the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

                                          On behalf of the Board of Directors,

                                          STANLEY GREENMAN
                                          Chairman of the Board

Farmingdale, New York
May 26, 1995

                                   DIRECTIONS

TO CHEMICAL BANK'S LONG ISLAND HEADQUARTERS

Traveling East on the Long Island Expressway, exit at Exit 49 North
(Route I10). Proceed three (3) traffic lights to Pinelawn Road, make a right turn. Proceed to next traffic light and make right hand turn on the Service Road to 395 North Service Road, third driveway.

Traveling West on the Long Island Expressway, exit at Exit 49 North
(Route I10). Proceed to traffic light and continue on Service Road and make a right turn at third driveway after traffic light, 395 North Service Road.

                                    PROXY

                             GREENMAN BROS. INC.
                        ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON TUESDAY, JULY 11, 1995

        The undersigned stockholder of GREENMAN BROS. INC. hereby appoints STANLEY GREENMAN, STEWART KATZ, and JOSEPH MADENBERG or any of them, with full power of substitution in each, attorneys and proxies for the undersigned, to vote all the shares of Common Stock of Greenman Bros. Inc. which the undersigned could vote if personally present at the Annual Meeting of Stockholders thereof to be held at Chemical Bank, 395 North Service Road, Melville, New York on July 11, 1995 at 3:00 o'clock in the afternoon and at any adjournment or adjournments thereof for the purposes of (1) electing three directors; (2) voting on a Stockholder Proposal and (3) transacting such other business as may properly come before the meeting.

              (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

                                                              /X/  PLEASE MARK
                                                                    YOUR VOTES
                                                                      AS THIS

                     ------------
                       COMMON

                                    FOR all nominees     WITHHOLD AUTHORITY
                                     listed at left      (except as marked
                                                        to the contrary below).
1. ELECTION OF DIRECTORS
   CLASS 1 DIRECTORS TO SERVE              / /                  / /
   UNTIL 1998 ANNUAL MEETING:
   Lester Greenman, Barry Ridings,
   Irwin Tantleff


(INSTRUCTION: To withhold authority for any individual nominee, write that nominee's name in the space provided below.)

- - --------------------------------------------------------------------------

                                         FOR      AGAINST      ABSTAIN
2. STOCKHOLDER PROPOSAL                  / /        / /          / /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

If not otherwise specified, this Proxy will be voted FOR the nominees indicated on the reverse side, AGAINST the Stockholder Proposal and with discretionary authority on such other business as may properly come before the meeting and any adjournment or adjournments thereof.



Dated: _________________________________, 1995

________________________________________(L.S.)

________________________________________(L.S.)

(Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, EACH holder must sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION.

              IMPORTANT: PLEASE SIGN, DATE AND RETURN PROMPTLY.